As filed with the Securities and Exchange Commission on May 16, 1996


                                          Registration No. 33-

                           UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C. 20549



                              FORM S-8
      REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                             TMS, INC.
       (Exact name of registrant as specified in its charter)


          Oklahoma                                        91-1098155
(State or other jurisdiction of                        (I.R.S. Employer
incorporation or organization)                       Identification No.)

                    206 West Sixth Avenue
                        P.O. Box 1358
                 Stillwater, Oklahoma  74074
                        (405) 377-0880
   (Address, including zip code, of Principal Executive Offices)


                  TMS, INC. 1996 STOCK OPTION PLAN
                  --------------------------------
                      (Full title of the plan)


                                                    Copies to:

             TMS, Inc.                        Douglas A. Branch, Esq.
       206 West Sixth Avenue             Phillips McFall McCaffrey McVay
    Stillwater, Oklahoma 74074                     & Murrah, P.C.
    Telephone:  (405) 377-0880          12th Floor, One Leadership Square
 (Name, address, including zip code,             211 N. Robinson
and telephone number, including area      Oklahoma City,  Oklahoma 73102
     code, of agent for service)            Telephone:  (405) 235-4100


                                     Proposed       Proposed
 Title of each         Amount        maximum        maximum       Amount of
class of securities    to be      offering price   aggregate    registration
 to be registered   registered      per share    offering price      fee
- ----------------------------------------------------------------------------

   Common Stock,     1,468,377        $.53        $778,240.00     $268.36
   $.05 par value

============================================================================

      Pursuant to Rule 416(c) under the Securities Act of 1933, there are also registered hereunder such additional indeterminate number of shares as may be issued as a result of the antidilution provisions of the Plan.


                             PART I

      INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

      The document(s) containing information specified by Part I of this Form S-8 Registration Statement (the "Registration Statement") will be sent or given to participants in the Plan listed on the cover of the Registration Statement (the "Plan") as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "1933 Act"). Such document(s) are not being filed with the Commission but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof), a prospectus that meets the requirements of Section 10(a) of the 1933 Act.

                             PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

      The following documents filed by TMS, Inc. (the "Regis trant") with the Commission are hereby incorporated by reference in this Registration Statement:

      (a) The Registrant's Form 10-K Annual Report, as filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for the fiscal year ended
August 31, 1995;

      (b)  All other reports filed by the Registrant pursuant  to
Section 13 or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above;

      (c) The description of the Registrant's common stock, par value $.05 per share (the "Common Stock"), contained in the Registrant's Registration Statement on Form 10 as filed with the Commission on January 17, 1990, including any amendment to such registration statement or report filed for the purpose of updating such description; and

      (d) All documents, reports and definitive proxy statements filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, which are filed subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates the termination of the offering made hereby.

Item 4.  Description of Securities

     Not applicable.

Item 5.  Interests of Named Experts and Counsel.

     Not applicable.

Item 6.  Indemnification of Directors and Officers.

      The Bylaws of the Registrant provide that directors and officers of the Registrant may be indemnified by the Registrant for acts taken by such persons while acting in their capacities as officers or directors of the Registrant to the extent that any such acts were taken in good faith and the officer or director reasonably believed the acts to be in or not opposed to the best interests of the Registrant, and, with respect to criminal action or proceedings, the officer or director had no reasonable cause to believe his conduct was unlawful. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

Item 7.   Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

      The  following  are exhibits to the Form  S-8  Registration
Statement.

  Exhibit No.               Name of Exhibit

     4 Form of Stock Certificate, incorporated by reference to Exhibit 4.1 to the Registrant's Amendment No. 1 to Form S-4 Registration Statement (No. 33-64649) as filed with the Commission on January 23, 1996.

     5       Opinion  of Phillips McFall McCaffrey  McVay  &
             Murrah, P.C.

   23.1      Consent of KPMG Peat Marwick LLP.

   23.2      Consent  of Phillips McFall McCaffrey  McVay  &
             Murrah, P.C.

    99       TMS, Inc. 1996 Stock Option Plan.

Item 9.  Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

           (1)   To  file, during any period in which  offers  or
sales  are  being  made,  a  post-effective  amendment  to   this
Registration Statement:

                 (i)  To include any prospectus required  by
     section 10(a)(3) of the 1933 Act;

                (ii)  To reflect in the prospectus any facts
     or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

      Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securi ties offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applica ble, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.


                           SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be
signed   on  its  behalf  by  the  undersigned,  thereunto   duly
authorized, in the City of Stillwater, Oklahoma, on this 16th day of May, 1996.

                              TMS, INC.


                              By:  /s/  Maxwell Steinhardt
                                   -----------------------------
                                   Maxwell Steinhardt,
                                   Chief Executive Officer
                                   and President


                              By:  /s/  Dale E. May
                                   -----------------------------
                                   Dale E. May, Vice President,
                                   Finance and Administration

      Know all men by these presents, that each person whose signature appears below constitutes and appoints Maxwell Steinhardt as his true and lawful attorney-in-fact and agent, with full power of substitution, for him, and in his name, place and stead, in any and all capacities to sign any or all amendments or post-effective amendment to this Registration
Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto the said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933,
this  Registration  Statement  has  been  signed  below  by   the
following persons, in the capacities and on the dates indicated.
         Signature                  Title             Date

/s/ Maxwell Steinhardt        Chairman of the     May 16, 1996
- ---------------------------   Board of Directors,
     Maxwell Steinhardt       Chief Executive
Principal Executive Officer   Officer  and
                              President


/s/ Dale E. May               Vice President,     May 16, 1996
- ---------------------------   Finance and
        Dale E. May           Administration
  Principal Financial and
     Accounting Officer

/s/ Deborah D. Mosier         Controller          May 16, 1996
- ---------------------------
     Deborah D. Mosier
         Controller

            *                 Director            May 16, 1996
- ---------------------------
      Dana R. Allen

            *                 Director            May 16, 1996
- ---------------------------
    James R. Rau, M.D.

            *                 Director            May 16, 1996
- ---------------------------
    Marshall C. Wicker

*By:/s/ Maxwell Steinhardt
    -----------------------
     Maxwell Steinhardt
      Attorney-in-Fact


                         EXHIBIT INDEX


  Exhibit         Name of Exhibit         Place at Which it Appears
    No.                                    In Sequentially Numbered
                                                    Pages
     4       Form of Stock Certificate.  Incorporated  by   reference
                                         to   Exhibit  4.1   to   the
                                         Registrant's  Amendment  No.
                                         1  to  Form S-4 Registration
                                         Statement   (No.  33-64649),
                                         as     filed    with     the
                                         Commission  on  January  23,
                                         1996.

     5       Opinion of Phillips McFall
             McCaffrey McVay &  Murrah,
             P.C.

   23.1      Consent   of   KPMG   Peat
             Marwick LLP.

   23.2      Consent of Phillips McFall
             McCaffrey McVay &  Murrah,
             P.C.

    99       TMS,   Inc.   1996   Stock
             Option Plan






                                                  Exhibit 5



                          May 16, 1996


TMS, Inc.
206 West Sixth Ave.
P.O. Box 1358
Stillwater, Oklahoma  74074

     Re:  TMS, Inc. ("Company")
          Form S-8 Registration Statement\
          Our File No. 63988.00101
          ------------------------

Gentlemen:

      We have acted as counsel to the Company in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement"), to be filed by the Company with the Securities and Exchange Commission (the "Commission"), relating to 1,468,377 shares of the Company's common stock, $.05 par value (the "Common Stock"), issuable under the Company's 1996 Stock Option Plan (the "Plan").

      Based on the foregoing, we are of the opinion that the shares of Common Stock to be issued under the Plan are validly authorized and, upon issuance in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

      We are members of the bar of the State of Oklahoma and do not hold ourselves out as experts on, or as generally familiar with, or qualified to express opinions under law other than the law of the State of Oklahoma and the law of the United States and the opinion given herein is limited thereto.


                         Very truly yours,

                         PHILLIPS MCFALL MCCAFFREY MCVAY
                              & MURRAH, P.C.

                          /s/  Phillips McFall McCaffrey McVay  &
                               Murrah, P.C.











                                                     Exhibit 23.1


                 INDEPENDENT AUDITORS' CONSENTS



The Board of Directors and Stockholders
TMS, Inc.:


     We consent to the use of our report contained in TMS, Inc.'s
1995 annual report on Form 10-K incorporated herein by reference.


                                            KPMG Peat Marwick LLP




Oklahoma City, Oklahoma
May 16, 1996




                                                      Exhibit 23.2

                       CONSENT OF COUNSEL



      Phillips McFall McCaffrey McVay & Murrah, P.C., hereby consents to the filing of its opinion of counsel as an exhibit to the Form S-8 Registration Statement filed by TMS, Inc.

                PHILLIPS  MCFALL MCCAFFREY MCVAY  &  MURRAH, P.C.



               /s/ Phillips McFall McCaffrey McVay & Murrah, P.C.




Oklahoma City, Oklahoma
May 16, 1996


                                                       Exhibit 99

                TMS, INC. 1996 STOCK OPTION PLAN


      1. Purpose. The purposes of the TMS, Inc. 1996 Stock Option Plan are to comply with the Company's obligations under the Amended Plan of Reorganization and Agreement of Merger (the "Merger Agreement"), dated November 7, 1995, by and among the Company, SCC Acquisition Corp., and Sequoia Computer Corporation, a California corporation ("Sequoia"), as described herein, as well as to enable the Company to retain the services of key employees and consultants of Sequoia, and to provide them with increased motivation and incentive to exert their best efforts on behalf of their employer by enlarging their personal stake in their employer's success.

      2. Definitions. As used in the Plan, the following definitions apply to the terms indicated below:
          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.
           "Committee" means the committee appointed by the Board from time to time to administer the Plan pursuant to Section 4 hereof.
          "Company" means TMS, Inc., an Oklahoma corporation.
           "Effective Date" shall mean the date which the Merger Agreement shall become effective under the terms thereof.
           "Merger  Agreement" shall have the meaning given  such
term in Section 1.
           "Option" means a right to purchase Shares under the terms and conditions of the Plan as evidenced by a Sequoia Option Agreement which had been entered into by and between Sequoia and the Participant prior to the date of the Merger Agreement.
           "Participant" means an employee, former employee, consultant or former consultant of Sequoia who was granted an Option(s) prior to the date of the Merger Agreement.
           "Plan" means the TMS, Inc. 1996 Stock Option Plan, including any amendments thereto.
           "Sequoia"  shall have the meaning given such  term  in
Section 1.
           "Sequoia Common Stock" shall mean shares of common stock, no par value, of Sequoia.
           "Sequoia Option Agreement" shall mean the written agreement between Sequoia and the Participant wherein the Participant was granted the right to purchase shares of Sequoia Common Stock under the terms and conditions specified therein.
           "Shares" means shares of the Company's common stock, $.05 par value, now or hereafter owned by the Company as treasury stock or authorized but unissued shares of the Company's common stock, subject to adjustment as provided in the Plan.

     3.   Plan Adoption and Term.
          A. The Plan shall become effective upon the Effective Date of the Merger Agreement.
           B. Subject to the provisions hereinafter contained relating to amendment or discontinuance, the Plan shall continue in effect for ten (10) years from the date of its adoption by the Board.

      4. Administration of the Plan. The Plan shall be administered by the Committee, consisting of not less than three
(3) persons, who shall be directors of the Company, and who shall be appointed by the Board to serve at the pleasure of the Board. Except as otherwise expressly provided in the Plan, the Committee shall have sole and final authority to interpret the provisions of the Plan and to promulgate and interpret such rules and regulations relating to the Plan and Options as it may deem necessary or desirable for the administration of the Plan. The Committee may correct any defect in the Plan in the manner and to the extent it shall deem expedient to carry the Plan into effect and shall be the sole and final judge of such expediency.
           No member of the Committee shall be liable for any action taken or omitted or any determination made by him in good faith relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any act or omission in connection with the Plan, unless arising out of such person's own fraud or bad faith.

      5. Eligibility. Only those persons who are directors, former directors, employees, former employees, consultants or former consultants of Sequoia who were granted Options prior to the date of the Merger Agreement, shall be eligible to participate in the Plan. The determination of eligibility for participation in the Plan is in the sole discretion of the
Committee.   No  other  persons  shall  be  eligible  to  receive
Options.

      6. Stock Subject to the Plan. The number of shares subject to Options under the Plan shall not exceed 1,468,377 Shares. If, prior to the termination of the Plan, an Option shall expire or terminate for any reason without having been exercised in full, the unpurchased Shares subject thereto shall not again be available for the purposes of the Plan.

     7.   Options.
           A. Except as set forth herein and in the Merger Agreement, each Option shall have the same terms and conditions as set forth in the Sequoia Option Agreement relating to such Option. The Company shall not, however, be required to honor terms of Options for which compliance is impossible, would impose unreasonable burdens on the Company, or would be contrary to law or regulation.
           B. Each Option shall entitle the Participant to purchase 2.837 Shares for each share of Sequoia Common Stock subject to purchase under the terms of such Participant's Sequoia Option Agreement.
           C. No Option shall entitle the holder, upon exercise of the Option, to receive certificates nor scrip for fractional Shares. The number of Shares subject to any Option will be whole Shares, taking into account any fractional shares created by reason of Section 7.B by rounding down to the next lowest number if such fraction is less than .5 and rounding up to the next highest number if such fraction is .5 or greater.
           D. No Option granted shall be an incentive stock option, as such term is defined under Section 422 of the Code.

      8. Option Price. The price per share at which Shares may be purchased pursuant to any Option shall be equal to 35.24% of the exercise price per share of Sequoia Common Stock as provided in the terms of the Sequoia Option Agreement respecting such Option.

     9. Duration of Options. No Option granted hereunder shall be exercisable after the expiration of the term of the Sequoia Option Agreement relating to such Option. All Options shall be subject to earlier termination as provided in the Sequoia Option Agreement.

     10. No Employment Rights. Nothing contained in the Plan or any Option shall confer upon any Participant any right with respect to the continuation of, or establishment of, employment by Sequoia or interfere in any way with the right of the Company or Sequoia, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Option.

      11. Rights of a Shareholder. No person shall have any rights with respect to any Shares covered by or relating to any grant hereunder of an Option until the date of issuance of a certificate to him evidencing such Shares. Except as otherwise expressly provided in the Plan, no adjustment to any Option shall be made for dividends or other rights for which the record date occurs prior to the date such certificate is issued.

     12.  Adjustment Upon Changes in Capital Stock.
           A. If the capital stock of the Company shall be subdivided or combined, whether by reclassification, stock dividend, stock split, reverse stock split or other similar transaction, then the number of Shares authorized under the Plan, the number of Shares then subject to or relating to unexercised Options granted hereunder and the exercise price per Share will be adjusted only to the extent required under any Sequoia Option Agreements. A stock dividend shall be treated as a subdivision of the whole number of Shares equal to such whole number of Shares so outstanding plus the number of Shares issued as a stock dividend, if a stock dividend is an event requiring adjustment under a Sequoia Option Agreement.
           B. Except as expressly set forth herein, the number and kind of Shares subject to Options shall not be affected by any transaction (including, without limitation, any merger, recapitalization, stock split, stock dividend, issuance of stock or similar transaction) affecting the capital stock of the Company and no Participant shall be entitled to any additional Options on account thereof.

     13.  Withholding Taxes.
          A. Whenever Shares are to be issued upon the exercise of an Option, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy federal, state and local withholding tax requirements, if any, prior to the delivery of any certificate or certificates for such Shares.
          B. Notwithstanding Paragraph A of this Section 13, at the election of a Participant, subject to the approval of the Committee, when Shares are to be issued upon the exercise of an Option, the Participant may tender to the Company a number of Shares, or the Company shall withhold a number of such shares, the Fair Market Value of which is sufficient to satisfy the federal, state and local tax requirements, if any, attributable to such exercise or occurrence. The Committee hereby grants its approval to any election made pursuant to this Paragraph B, but reserves the right, in its absolute discretion, to withdraw such approval in case of any such election effective upon its delivery of notice thereof to the Participant.

      14. Amendment of the Plan. The Board may at any time and from time to time suspend, discontinue, modify or amend the Plan in any respect whatsoever except that the Board may not suspend, discontinue, modify or amend the Plan so as to adversely affect the rights of a Participant under the terms of the Participant's Sequoia Option Agreement, without such Participant's approval.

     15.  Miscellaneous.
           A. It is expressly understood that the Plan grants powers to the Committee but does not require their exercise; nor shall any person, by reason of the adoption of the Plan, be deemed to be entitled to the grant of any Option; nor shall any rights be deemed to accrue under the Plan except as Options may be granted hereunder.
           B. All rights hereunder shall be governed by and construed in accordance with the laws of Oklahoma.